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Exhibit 99.1

FIRST COMMUNITY BANCORP
EMPLOYEE STOCK OPTION AND RESTRICTED STOCK AWARD PLAN

April 19, 1989

I.
GENERAL PROVISIONS

        1.    Purpose of the Plan.    The purpose of the Plan is to provide additional incentives to selected eligible key officers of First Community Bancorp, First Community Bank and other present or future Subsidiaries of First Community Bancorp, thereby helping to attract and retain the best available personnel for positions of responsibility with said corporations and otherwise promoting the success of the business activities of said corporations. The incentives will be in the form of options to purchase shares of the Company's common stock and/or restricted stock awards of the Company's common stock.

        2.    Definitions.    As used herein, the following definitions shall apply:

          (a)  "Award" or "Restricted Stock Award" shall mean Common Stock of the Company granted to an Employee pursuant to and subject to the limitations described in the Restricted Stock Award provisions of the Plan (Part IV).

          (b)  "Board" shall mean the Board of Directors of the Company.

          (c)  "Book Value" shall mean the value determined by the Administrator in good faith at its sole discretion and on such basis as it shall deem appropriate. Such determination shall be conclusive and binding on all persons.

          (d)  "Book Value per Share" shall mean, for the day or period with respect to which the Book Value per Share is being determined, the Book Value of the Common Stock determined in accordance with the provisions of Subsection 2(c).

          (e)  "Change in Control" shall mean any of the following events:

              (i)  the Company is provided a copy of a Schedule 13D filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") indicating that any person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act) is the holder of Shares possessing more than 50 percent of the voting power of all outstanding Shares of the Company entitled to vote for the election of directors;

            (ii)  as a result of or in connection with any tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board;

            (iii)  the Company's stockholders approve a definitive agreement providing for a transaction in which the Company will cease to be an independent publicly-owned corporation;

            (iv)  the stockholders of the Company approve a definitive agreement (A) to merge or consolidate the Company with or into another corporation in which the holders of the Common Stock immediately before such a merger or reorganization will not, immediately following such merger or reorganization, hold as a group on a fully-diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation's outstanding equity security, or (B) to sell or otherwise dispose of all or substantially all of the assets of the Company; or

          (v)  a tender offer or exchange offer is made for Shares of the Company's Common Stock in which the offeror acquires more than 50 percent of the voting power of all outstanding Shares of Common Stock.

          (f)    "Committee" shall mean the Committee appointed by the Board in accordance with Section 4(a) of this Part I.

          (g)  "Common Stock" shall mean the Company's common stock.

          (h)  "Company" shall mean First Community Bancorp, a Washington corporation.

          (i)    "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Committee.

          (j)    "Employee" shall mean any person employed by the Company or any Parent or Subsidiary of. the Company which now exists or is hereafter organized or is acquired by the Company.

          (k)  "Fair Market Value" shall mean the value determined by the Administrator in good faith at its sole discretion and on such basis as it shall deem appropriate. Such determination shall be conclusive and binding on all persons.

          (l)    "FMV Per Share" shall mean, for the day or period with respect to which the FMV per Share is being determined, the Fair Market Value of the Common Stock determined in accordance with the provision of Subsection 2(k).

          (m)  "Grantee" shall mean any Employee who receives an Award.

          (n)  "Limited Right" shall mean a limited stock appreciation right granted pursuant to this Plan and as described in Part III hereof.

          (o)  "Limited Right Holder" shall mean a person to whom a Limited Right is granted pursuant to the Plan.

          (p)  "Limited Right Spread" shall mean, with respect to any Limited Right, an amount equal to the product computed by multiplying (i) the excess of (A) the greater of the highest FMV per Share or the highest price per Share paid in connection with any Change in Control over (B) the exercise price per Share at which the Related Right is exercisable, by (ii) the number of Shares of Common Stock with respect to which the Limited Right is being exercised. If the consideration paid for Common Stock in connection with a Change in Control shall consist, in whole or in part, of consideration other than cash, the Administrator shall take such action, as in its judgment it deems appropriate, to establish the cash value of such consideration, but such valuation shall not be less than the value, if any, attributed to such consideration by any other party to the transaction constituting the Change in Control.

          (q)  "Option" shall mean a right to purchase Common Stock of the Company pursuant to the Stock Option provisions of the Plan (Part II). Options shall include both Incentive Stock Options under Section 422A of the Internal Revenue Code and Nonqualified Stock Options.

          (r)  "Optioned. Stock" shall mean the Common Stock subject to an Option.

          (s)  "Optionee" shall mean an Employee who receives an Option.

          (t)    "Plan" shall mean this Plan.

          (u)  "Parent" shall mean any corporation having a relationship with the Company as described in Section 425(e) of the Internal Revenue Code.

          (v)  "Related Option" shall have the meaning set forth in Part III(4).

          (w)  "Related Right" shall mean an option with respect to which a Limited Right is granted.

          (x)  "Subsidiary" shall mean any bank or other corporation of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

        3.    Shares Subject to the Plan.

          (a)    Total Shares Available.

          The number of shares which may be issued and sold pursuant to Options granted under the Stock Option provisions (Part II) on or after April 19, 1989, and which may be issued pursuant to the Restricted Stock Award provisions (Part IV) shall not, in the aggregate, exceed 10,000 shares of the Common Stock of the Company.

          Common stock issued under the Plan may be either authorized and unissued shares or shares issued and thereafter acquired by the Company. If any Options granted under the Plan shall, for any reason expire without having been exercised in full, or if any Awards shall, for any reason be forfeited or cancelled, the stock not purchased under such options, or so forfeited, shall be available again for the purposes of the Plan.

          (b)    Adjustments to Shares Available.

          The number of shares of Common Stock covered by each outstanding Option and Award, the number of shares of Common Stock available for grant of additional Options and Awards, and the price per share of Common Stock specified in each outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split or other subdivision or consolidation of shares, the payment of any stock dividend (but only on the Common Stock), or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

        No Option shall be adjusted by the Committee pursuant to this Section 3 in a manner which causes the Option, if an Incentive Stock Option, to fail to continue to qualify as an incentive stock option within the meaning of Section 422A of the Internal Revenue Code.

        4.    Administration of the Plan.

          (a)    The Committee.    The Plan shall be administered by the Executive Committee of the Board or such other Committee as shall be appointed by the Board. The Committee shall consist of not less than three members of the Board. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause), appoint new members in substitution therefor, and fill vacancies however caused. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as the chairman or a majority of the Committee may determine.

          At all times, a majority of the members of the Committee shall consist of members of the Board who are not eligible to receive Options or Awards under the Plan. Members of the Committee who are either eligible for Options or Awards or who have been granted Options or

  Awards shall be counted for all purposes in determining the existence of a quorum at any meeting of the Committee and shall be eligible to vote on all matters before the Committee respecting the granting of Options or Awards or administration of the Plan, except only that such members shall not vote or otherwise act upon the grant or the modification of the terms of any Option or Award granted or to be granted to himself.

          At least annually, the Committee shall present a written report to the Board indicating the Employees to whom Options and Awards have been granted since the date of the last such report, and, in each case, the date or dates of Options and Awards granted, the number of shares optioned and awarded, and the Option price and Award value per share.

          The Board further shall have the power at any time to remove all members of the Committee and thereafter to directly administer the Plan as a Committee of the whole. In such event, all references in the Plan to the "Committee" shall refer to the Board.

          (b)    Powers of The Committee.

          Subject to the provisions and limitations of the Plan, the Committee shall have the authority and discretion:

            (1)  to determine the Employees to whom Options and Awards are to be granted, the times of grant, and the number of shares to be represented by each Option and Award;

            (2)  to determine the Option price for the shares of Common Stock to be issued pursuant to each Option, subject to the provisions of Subparagraph 3(b) of Part II in the case of Incentive Stock Options;

            (3)  to determine all other terms and conditions of each Option and Award granted under the Plan, which need not be identical;

            (4)  to modify or amend the terms of any Option or Award previously granted, or to grant substitute Options or Awards;

            (5)  to interpret the Plan;

            (6)  to authorize any person or persons to execute and deliver Option and Award agreements or to take any other actions deemed by the Committee to be necessary or appropriate to effectuate the grant of Options and Awards by the Committee;

            (7)  to make all other determinations and take all other actions which the Committee deems necessary or appropriate to administer the Plan in accordance with its terms and conditions and applicable law.

          All actions of the Committee shall be either by (i) a majority vote of the members of the full Committee at a meeting of the Committee, or (ii) by unanimous written consent of all members of the full Committee without a meeting thereof.

          All decisions, determinations and interpretations of the Committee shall be final and binding upon all persons, including all Optionees, Grantees and any other holders or persons interested in any Option or Award, unless otherwise expressly determined by a vote of the majority of the entire Board. No member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan, an Option or an Award.

II.
STOCK OPTIONS

        1.    Nonqualified Stock Options and Incentive Stock Options.    Options in the form of Nonqualified Stock Options and Options which qualify as Incentive Stock Options under Section 422A of the Internal Revenue Code as now in effect or as hereafter amended, may be granted under the Plan.

        2.    Eligibility.    Options may be granted only to Employees whom the Committee, in its discretion, determines to be key Employees of the Company, a Parent or a Subsidiary.

        No Incentive Stock Option may be granted to any Employee who owns stock immediately before the Option is given representing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or any Subsidiary of the Company. For purposes hereof, the attribution of stock ownership rules provided in Section 425(d) of the Internal Revenue Code shall apply.

        Granting of Options pursuant to the Plan shall be entirely discretionary with the Committee, and the adoption of this Plan shall not confer upon any Employee any right to receive any Option or Options pursuant to the Plan unless and until said Options are granted by the Committee, in its sole discretion. Neither the adoption of the Plan nor the granting of any Options pursuant to the Plan shall confer upon any Employee or Optionee any right with respect to continuation of employment, nor shall the same interfere in any way with his right or with the right of the Company or a Subsidiary or a Parent to terminate his employment at any time.

        3.    Terms and Conditions of Options.    All Options granted pursuant to the Plan must be authorized by the Committee, and must be documented in written agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to all of the following terms and conditions:

          (a)    Number of Shares: Annual Limitation.    Each Option Agreement shall state the number of shares subject to Option. Any number of Options may be granted to a single eligible Employee at any time and from time to time; except in the case of Incentive Stock Options, the aggregate fair market value (determined as of the time each Option is granted) of all shares of Common Stock with respect to which Options are exercisable for the first time by such Employee in any one calendar year (under all incentive stock option plans of the Company, its Parent and all of its Subsidiaries taken together) shall not exceed $100,000.

          (b)    Option Price and Consideration.    The Option price for the shares of Common Stock to be issued pursuant to the Option shall be such price as is determined by the Committee, but, in the case of Incentive Stock Options, shall in no event be less than the Book Value of the Common Stock on the date of grant of the Incentive Stock Option.

          The Option price shall be payable either (i) in United States dollars upon exercise of the Option, or (ii) if so determined by the Committee and specified in the Option agreement, in other property, including without limitation Common Stock of the Company at its fair market value on the date of exercise.

          (c)    Term of Option.    No Option shall in any event be exercisable after the expiration of ten (10) years from the date such Option is granted unless within the limited exception for Nonqualified Stock Options stated in Section 3(f) of this Part II. Subject to the foregoing and other applicable provisions of the Plan, the term of each Option shall be determined by the Committee in its discretion.

          (d)    Manner of Exercise; Rights as Shareholder.    An Option shall be deemed to be exercised when written notice of exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option, together with full payment for the shares of Common Stock subject to said notice.

          (e)    Prior Outstanding Options.    No Incentive Stock Option granted pursuant to the Plan shall be exercisable while there is outstanding (within the meaning of Section 422A(c)(7) of the Internal Revenue Code) any Incentive Stock Option which was granted before the granting of such Incentive Stock Option to the same optionee to purchase stock of the Company or of any corporation which (at the time of the granting of such Incentive Stock Option) is a Parent or Subsidiary of the Company or to purchase stock of any predecessor corporation of any of such corporations. For purposes of this provision, an Incentive Stock Option shall be treated as outstanding until such Incentive Stock Option is exercised in full or expires by reason of lapse of time.

          (f)    Death of Optionee.    In the event of the death of an Optionee who at the time of his death was an Employee and who had been in Continuous Status as an Employee since the date of grant of the Option, the Option shall terminate on the earlier of (i) one year after the date of death of the Optionee, or (ii) the expiration date otherwise provided in the Option agreement, except that in no event will any Nonqualified Stock Option expire before the end of the 90-day period immediately following the Optionee's death. The Option rights shall be exercisable at any time prior to such termination by the Optionee's estate, or by such person or persons who have acquired the right to exercise the Option by bequest or by inheritance or by reason of the death of the Optionee.

          (g)    Disability of Optionee.    If an Optionee's status as an Employee is terminated at any time during the Option period by reason of a disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), and if said Optionee had been in Continuous Status as an Employee at all times between the date of grant of the Option and the termination of his status as an Employee, his Option shall terminate on the earlier of (i) one year after the date of termination of his status as an Employee, or (ii) the expiration date otherwise provided in his Option agreement. The Option shall be exercisable by the Optionee at any time prior to such termination date.

          (h)    Termination of Status as an Employee.

            (1)  If an Optionee's status as an Employee is terminated at any time after the grant of his Option for any. reason other than death, disability or termination by reason of fraud or willful misconduct, as provided in (2) below, his Option shall terminate on the earlier of (i) the same day of the third month after the date of termination of his status as an Employee, or (ii) the expiration date otherwise provided in his Option agreement. The Option shall be exercisable by the Optionee at any time prior to such termination date, but only to the extent that it was exercisable by the Optionee on the date of termination of employment.

            (2)  If an Optionee's status as an Employee is terminated at any time after the grant of his Option by reason of fraud or willful misconduct, then his Option shall terminate on the date of termination of his status as an Employee.

          (i)    Non-Transferability of Options.    An Option granted pursuant to the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised, during the lifetime of the Optionee, only by the Optionee.

          (j)    Date of Grant of Option.    The date of grant of an Option shall, f or all purposes, be the date on which the Committee makes the determination granting such Option. Said date of grant shall be specified in the Option agreement.

          (k)    Conditions Upon Issuance of Shares.    Shares of Common Stock shall not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Washington State Securities Act or applicable securities statutes of other states, the rules and regulations promulgated under all such statutes, and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such Common Stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

          (l)    Merger, Sale of Assets, etc.    In the event of a proposed merger of the Company with or into any other corporation, or in the event of a proposed sale of substantially all of the assets of the Company, or in the event of a proposed dissolution or liquidation of the Company, the Committee may, in the exercise of its sole discretion, terminate all outstanding Options as of a date fixed by the Committee. In such event, however, the Committee shall notify each optionee of such action in writing not less than sixty (60) days prior to termination date fixed by the committee, and each Optionee shall have the right to exercise his Option prior to said termination date.

          (m)    Substitute Stock Options.    In connection with the acquisition or propose acquisition by the Company or any Subsidiary, whether by merger, acquisition of stock or assets, or other reorganization transaction, of a business any employees of which have been grant stock options, the Committee is authorized to issue, in substitution of any such unexercised stock option, a new Option under this Plan which confers upon the Optionee substantially the same benefits as the old option; provided, however, that the issuance of any new Incentive Stock Option for an old incentive stock option shall satisfy the requirements of Section 425(a) of the Internal Revenue Code.

          (n)    Other Provisions.    Option agreements executed pursuant to the Plan may contain such other provisions as the Committee shall deem advisable, provided, in the case of Incentive Stock Option, that the provisions are not inconsistent with the provisions of Section 422A of the Internal Revenue Code or with any of the other terms and conditions of this Plan.

III.
LIMITED RIGHTS

        1.    Grant of Limited Rights.    Simultaneously with the grant of any Option under this Plan, the Company shall grant a Limited Right covering the number of Shares covered by "such Option.

        2.    Changes in Capital Structure.    If an adjustment is made to a Related Right held by a Limited Right Holder, then the number of Shares covered by the corresponding Limited Right shall also be adjusted accordingly.

        3.    Time of Limited Right Exercise.    Each outstanding Limited Right shall become exercisable only after the occurrence of a Change in Control, and, subject only to Section 4 hereof, only to the extent the then-outstanding Related Right is exercisable when the Limited Right is exercised or to the extent the Related Right would have been exercisable but for the fact that it was terminated before its original expiration date. The Company shall promptly notify each Limited Right Holder of the occurrence of any Change in Control. Limited Rights may not be exercised under any circumstances until the expiration of six months following the date of grant of the Limited Right. In the event of any Change in Control, each outstanding Limited Right will be exercisable for a period of 60 days following the date of occurrence of such event; provided, however, that if the event constituting the Change in Control occurs prior to the expiration of six months following the date of grant of a Limited Right, then such Limited Right shall be exercisable only during the 60 days following expiration of such six-month period. A Limited Right shall remain exercisable during the applicable exercise period described in this Section 3 even if the Limited Right Holder ceases to be a member of the Board after a Change in Control and before the end of such exercise period. Upon the death or permanent disability of the Limited Right Holder, the Limited Right shall be exercisable only by the Limited Right Holder's personal representative or any other person who acquires the Limited Right Holder's right by will or the applicable laws of descent and distribution.

        4.    Effect on Related Right; Termination of Limited Right.    If a Limited Right is exercised, the Related Right with respect to which it was granted shall cease to be exercisable and shall be cancelled to the extent of the number of Shares with respect to which the Limited Right was exercised. The Company and Limited Right Holder shall take such actions and execute such documents as may be necessary or appropriate to reflect such cancellations. Upon the exercise or termination of a Related Right, whether due to expiration, cessation of directorship, or otherwise, Limited Rights granted with respect thereto shall terminate to the extent of the number of Shares as to which the Related Right was exercised or terminated. Notwithstanding the foregoing sentence, if a Related Right is accelerated or terminated, then the corresponding Limited Right shall terminate when it otherwise would have terminated unless and until the Related Right is exercised.

        5.    Nonassignability of Limited Rights.    No Limited Right shall be assignable or otherwise transferable by the Limited Right Holder except by will or by the laws of descent and distribution. During the life of the Limited Right Holder, a Limited Right shall be exercisable only by the Limited Right Holder or the Limited Right Holder's guardian or legal representative.

        6.    Exercise of Limited Rights; Payment.    Limited Rights may be exercised only by written notice from the Limited Right Holder to the Company stating the number of Limited Rights being exercised. Upon the exercise of a Limited Right, the Company shall promptly pay to the Limited Right Holder an amount in cash representing the Limited Right Spread.

        7.    Withholding and Employment Taxes.    At the time of exercise of a Limited Right, the Administrator shall cause the Company to reduce the amount paid to a Limited Right Holder upon exercise of the Limited Right by the amount of all applicable local, state, and federal withholding and employment taxes.

IV.
RESTRICTED STOCK

        1.    Restricted Stock Awards.    Common Stock of the Company may be awarded to an eligible Employee in the form of a Restricted Stock Award pursuant to the provisions and subject to the limitations of this Part IV.

        2.    Eligibility.    Eligibility for the grant of a Restricted Stock Award under this Part IV shall be determined as provided in Section 2 of Part II of the Plan.

        3.    Shares Subject to Award.    The shares of Common Stock subject to Restricted Stock Awards are as stated in Section 3 of Part I.

        4.    Escrow.    Stock certificates evidencing shares of Common Stock granted as a Restricted Stock Award shall be issued in the name of the Grantee and deposited in escrow with First Community Bank (the "Bank") to be held by the Bank subject to the terms hereof and subject to delivery to the Grantee or redelivery to the Company in accordance with the terms and provisions of this Part IV. By acceptance of an Award, the Grantee grants an irrevocable power of attorney to the Bank to transfer and deliver said Common Stock and stock certificates evidencing the same in accordance with the terms and provisions hereof and the directions of the Committee given pursuant to the Plan.

        5.    Dividends and Voting Rights.    During the period while the stock certificates evidencing restricted stock are held in escrow as herein provided, all dividends payable with respect to such stock shall be paid by the Company directly to the Grantee named therein and such Grantee shall be entitled to exercise all voting rights with respect to such stock, all in the same manner and to the full extent as though such stock were held by the Grantee free of the escrow.

        6.    Escrow Stock Not Transferable.    No transfer or other disposition of Common Stock held in escrow under the Plan may be made by the Grantee so long as such stock is held under and remains subject to the escrow.

        7.    Release of Stock From Escrow.    Common Stock held in escrow pursuant to the provisions of this Part IV shall be released from said escrow by the delivery of the stock certificate evidencing such shares to the Grantee (or, in the case of death or disability of the Grantee, to the Grantee's estate or legal guardian) at the first to occur of the following events:

          (a)  The completion by the Grantee of such number of years of Continuous Status as an Employee measured from the date of the Award as the Committee shall determine;

          (b)  The Grantee's retirement from service of the Company, a Subsidiary or Parent under the Company's defined benefit pension plan at Normal Retirement Date, or at an Early Retirement Date if approved by the Committee (as those dates are defined in said retirement plan);

          (c)  The death of the Grantee;

          (d)  The determination by the Committee, acting in its sole discretion, to authorize the release of such stock to the Grantee upon the occurrence of any event which the Committee determines to warrant such release; or

          (e)  The occurrence of a change in control of Bancorp. The term "control" shall refer to the acquisition of 20% or more of the voting securities of Bancorp by any person or persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934; provided, however, that for the purposes hereof no change in control shall be deemed to have occurred if prior to the acquisition of, or offer to acquire 20% or more of the voting securities of Bancorp, the full Board of Directors shall have adopted by not less than a two—thirds vote a resolution specifically approving such acquisition or offer. For purposes hereof, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

        8.    Termination of Employment.    In the event of the termination of employment of the Grantee during the period that any Common Stock is held in escrow hereunder for the Grantee's account, other than by reason of death, normal retirement or approved early retirement (and such Common Stock is not than subject to release under items (a), (b) or (c) of Section 7 above), such stock shall be forfeited to the Company and all rights of the Grantee with respect thereto terminated, unless, in the case of termination by act of the Company, the Committee may, within thirty (30) days following such termination, authorize the release of such Common Stock to such Grantee under the authority granted to it by item (d) of said Section 7 immediately above. Upon the expiration of said thirty (30) day period without action by the Committee to release such Common Stock to the Grantee, the Common Stock shall be deemed forfeited and the stock certificates evidencing the same shall be redelivered to the Company, whereupon they shall be cancelled and retired.

V.
ADOPTION, AMENDMENT AND TERMINATION PROVISIONS

        1.    Term of the Plan.    The Plan, amended as herein set forth, shall become effective on the earlier of (a) the date of adoption of the Plan, as amended, by the Board; or (b) the date of shareholder approval of the Plan, as amended, as hereinafter set forth in this Part V. Unless sooner terminated as provided below, the Plan shall terminate on the tenth anniversary of its effective date. Options may be granted at any time after the effective date and prior to the date of termination of the Plan.

        2.    Amendment or Early Termination of the Plan.

          (a)  Amendment or Early Termination.    The Board may terminate the Plan at any time. The Board may amend the Plan at any time and from time to time in such respects as the Board may deem advisable, except that, without approval of the holders of a majority of the outstanding shares of the Common Stock, no such revision or amendment shall:

              (i)  increase the number of shares of Common Stock subject to the Plan other than in connection with an adjustment under Section 3 of Part I, or

            (ii)  change the designation of the class of Employees eligible to be granted Options or Awards.

          (b)  Effect of Amendment or Termination.    No amendment or termination of the Plan shall affect Options or Awards granted prior to such amendment or termination, and all such Options and Awards shall remain in full force and effect notwithstanding such amendment or termination.

        3.    Shareholder Approval.    Continuance of the Plan, as amended, shall be subject to approval of the Plan, as amended, by affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company at a duly convened meeting of the shareholders of the Company, which approval must occur within twelve (12) months before or after the date of adoption of the Plan, as amended, by the Board.

Adopted by the Board of Directors:	February 15, 1989
Approved by the Stockholders:	April 19, 1989

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FIRST COMMUNITY BANCORP EMPLOYEE STOCK OPTION AND RESTRICTED STOCK AWARD PLAN April 19, 1989